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                                                                      Exhibit 1

                        -- CIBER, INC. NEWS RELEASE --

For Immediate Release                             Contact:
                                                  Kara Kennedy
                                                  Shareholder Relations
                                                  303/220-0100

                      CIBER ANNOUNCES CLOSE OF MERGER WITH
                            THE CUSHING GROUP, INC.

     Englewood, Colorado -- September 1, 1998 -- CIBER, Inc., ("CIBER") (NYSE:CBR) announced today the closing of the merger with The Cushing Group, Inc. ("Cushing"), a privately held provider of distributed object technology consulting services, headquartered in Nashua, NH.

     "The Cushing Group brings to CIBER a practice that combines component-based technology and object-oriented analysis and design to deliver an extremely compelling approach to enterprise systems integration," stated Larry Greenwood, CIBER's EVP and Co-COO. "Cushing will operate as 'The Cushing Practice' within Spectrum Technology Group, Inc. ('Spectrum'), CIBER's IT strategy subsidiary. The Cushing Practice will blend its leading-edge component software technologies and industry-leading experience developing mission-critical application software systems based on the CORBA standards with Spectrum's strong data warehousing capabilities. We are also pleased to announce that Jim Despathy, Erik Townsend and Mike Ronayne will continue to lead The Cushing Practice. Jim will serve as a Spectrum Vice President in charge of The Cushing Practice, Erik will become Cushing's Chief Technical Architect and Mike will serve as Cushing's Director of Component-Based Systems Integration," Mr. Greenwood continued.

     Cushing generates annualized revenues of approximately $8 million. The combination will be accounted for as a pooling of interests.

     CIBER, Inc. is a premier provider of system integration consulting services. Employing over 5,500 employees located in over 80 offices in more than 20 states plus Canada, CIBER offers services in four principal areas: management consulting for business/IT solutions, ERP implementation services, information technology consulting services and network technology design/integration consulting. CIBER's wholly-owned subsidiaries include Spectrum Technology Group, Inc., Business Information Technology, Inc., The Summit Group, Inc. and CIBER Network Services, Inc.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks and uncertainties that could cause actual results to vary materially from such statements. Please refer to discussions of certain of these risks and uncertainties in the Company's Annual Reports, 10-Ks, 10-Qs and other Securities and Exchange Commission filings.

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      CIBER, INC., 5251 DTC PARKWAY, SUITE 1400, ENGLEWOOD, CO  80111
                        HTTP://WWW.CIBER.COM